 Exhibit 10.09

TWELFTH AMENDMENT TO LEASE

THIS TWELFTH AMENDMENT TO LEASE (“Amendment”) dated this 12th day of May, 2015 (the “Amendment Date”), is made and entered into by and between HOLLIS STREET INVESTORS II, L.L.C., a Delaware limited liability company (“Landlord”) and LEAPFROG ENTERPRISES, INC., a Delaware corporation (“Tenant”).

BACKGROUND

A.           Landlord and Tenant entered into that certain Lease Agreement dated November 14, 2000 (the “Original Lease”), as amended by that certain First Amendment to Lease dated April 30, 2001, as further amended by that certain Second Amendment to Lease dated February 22, 2002, as further amended by that certain Third Amendment to Lease dated March 27, 2003, as further amended by that certain Fourth Amendment to Lease dated March 27, 2003, as further amended by that certain Fifth Amendment to Lease dated March 7, 2005, as further amended by that certain Sixth Amendment to Lease dated March 22, 2006, as further amended by that certain Seventh Amendment to Lease dated December 6, 2010, as further amended by that certain Eighth Amendment to lease dated June 2, 2011, as further amended by that certain Ninth Amendment to Lease dated December 9, 2013, as further amended by that certain Tenth Amendment to Lease dated April 1, 2014, and as further amended by that certain Eleventh Amendment to Lease dated as of December 13, 2014 (collectively, the “Lease”). Any capitalized term used but not defined in this Amendment shall have the meaning assigned to such term in the Lease.

B.           Pursuant to the terms of the Lease, Tenant leases Suite 100, consisting of approximately 31,980 rentable square feet of space (the “Suite 100 Building A Premises”), Suite 150, consisting of approximately 40,060 rentable square feet of space (the “Suite 150 Building A Premises”) and Suite 125, consisting of approximately 34,393 rentable square feet of space (the “Suite 125 Building A Premises”) located at 6401 Hollis Street, Emeryville, California (“Building A”) and leases Suite 150, consisting of approximately 3,129 rentable square feet of space (the “Suite 150 Building B Premises”) and Suite 160, consisting of approximately 4,352 rentable square feet of space (the “Suite 160 Building B Premises”) located at 1480 64th Street, Emeryville, California (“Building B”). The Suite 100 Building A Premises, the Suite 150 Building A Premises, the Suite 125 Building A Premises, the Suite 150 Building B Premises and the Suite 160 Building B Premises shall collectively be referred to herein as the “Original Premises”. The Original Premises currently consists of approximately 113,914 rentable square feet of space.

C.           The Term of the Lease expires on March 31, 2016.

D.           Tenant desires to surrender a portion of the Original Premises, extend the Term and amend certain other the terms and conditions of the Lease as set forth below:

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.          Termination and Surrender of Portion of Original Premises. From and after April 1, 2016 (the “Commencement Date”), Tenant shall relinquish possession to Landlord of a portion of the Suite 125 Building A Premises consisting of approximately 30,883 rentable square feet depicted as the cross-hatched area on Exhibit A, attached hereto (the “Surrendered Suite 125 Space”), the Suite 150 Building B Premises and the Suite 160 Building B Premises (collectively, the “Surrendered Premises”). Landlord shall cooperate with Tenant with respect to marketing the Surrendered Premises for lease to other occupants prior to the Commencement Date. Tenant shall surrender the Surrendered Premises to Landlord in good condition, ordinary wear and tear and casualty excepted; provided, however, Tenant shall be permitted to leave in the Surrendered Suite 125 Space any cubicle furniture to the extent not purchased and removed by the existing occupant. Furthermore, Landlord acknowledges that the Surrendered Suite 125 Space contains HVAC units (the “Suite 125 HVAC Units”) which service Tenant’s lab in the Premises (as herein defined), and accordingly, Landlord hereby grants Tenant a non-exclusive license to enter the Surrendered Suite 125 Space, outside of standard business hours, upon prior written notice to Landlord and the occupant of the Surrendered Suite 125 Space, on a quarterly (or as-needed) basis to access, utilize, maintain and replace the Suite 125 HVAC Units; provided that such entry by Tenant into the Surrendered Suite 125 Space shall not unreasonably interfere with such occupants use thereof. For the avoidance of doubt, from and after the Commencement Date, Tenant shall continue to lease, occupy and possess approximately 3,510 rentable square feet of the Suite 125 Building A Premises depicted as the cross-hatched area on Exhibit B, attached hereto (the “Reduced Suite 125 Space”) pursuant to the terms and conditions of the Lease (as amended hereby).

2.          Premises. From and after the Commencement Date, Landlord shall continue to lease to Tenant, and Tenant shall continue to lease from Landlord the Suite 100 Building A Premises, the Suite 150 Building A Premises and the Reduced Suite 125 Space, which shall consist of approximately 75,550 rentable square feet of space, pursuant to the terms and conditions of the Lease (as amended hereby). From and after the Commencement Date, any reference to the “Premises” in the Lease shall refer to and mean the Suite 100 Building A Premises, the Suite 150 Building A Premises and the Reduced Suite 125 Space. Tenant acknowledges that it is currently in possession of the Premises and accordingly, Tenant (a) shall accept, on the Commencement Date, the Premises in its then AS IS condition, but subject to Landlord’s repair and maintenance obligations under the Lease and to any representations and warranties Landlord made with respect to the Premises when originally delivered under the Lease, and (b) acknowledges that Tenant is not relying on any representations or warranties by any person regarding the Premises, except as expressly set forth in the Lease (as amended hereby).

3.          Term. The Term shall expire on March 31, 2021 (the “Expiration Date”), or such date upon which the Lease may be extended or cancelled or terminated pursuant to the provisions of the Lease or by law. After the Commencement Date, any reference to the “Term” in the Lease shall refer to the Term with respect to the Premises.

4.          Base Rent. The monthly amount of Base Rent for the Premises and the corresponding portion of the Term during which such monthly amount of Base Rent for the Premises is payable by Tenant shall be as set forth on the following table:

Applicable Portion of Term
Beginning on	Ending on	Rate Per/Rentable Sq. Ft./ Month	Monthly Base Rent
April 1, 2016	June 30, 2017	$0.00	$0.00
July 1, 2016	March 31, 2017	$1.90	$143,545.00
April 1, 2017	March 31, 2018	$1.96	$147,851.35
April 1, 2018	March 31, 2019	$2.02	$152,286.89
April 1, 2019	March 31, 2020	$2.08	$156,855.50
April 1, 2020	March 31, 2021	$2.14	$161,561.16

Commencing on the Rent Commencement Date (as defined below), monthly installments of Base Rent for the Premises shall be paid, without demand, and in advance, on or before the first (1st) day of each calendar month during the Term. The monthly installment of Base Rent for the Premises for any partial month at the beginning or end of the Term shall be prorated. For the avoidance of doubt, Tenant shall not be obligated to pay Base Rent for the period (the “Abatement Period”) commencing on the Commencement Date until July 1, 2016 (the “Rent Commencement Date”), but the Base Rent shall become immediately due and payable if at any time during the Abatement Period, there is an Event of Default by Tenant as described in the Lease.

5.          Tenant’s Percentage Share. From and after the Commencement Date, “Tenant’s Percentage Share” shall mean Fifty-Five and Eight Hundredths Percent (55.08%).

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6.          Expansion Option. From and after the Commencement Date, Tenant shall have a right of first offer to lease all or any portion of the Surrendered Suite 125 Space, Suite 175 in Building A or any vacant space in Building B during the Term (the “Offer Space”), in the event that all or any portion of the Offer Space is vacant or becomes vacant during the Term. Prior to leasing all or any portion of the Offer Space to any prospective third parties, Landlord shall notify Tenant in writing (“Landlord’s Offer Notice”) of the general terms and conditions, including without limitation, the size and location of the available space (the “Available Space”), the rent, tenant allowance and parking ratio, under which Landlord would be willing to lease such Available Space. Tenant shall have an option, exercisable by written notice to Landlord (“Tenant’s Acceptance Notice”) delivered to Landlord within ten (10) business days after Tenant’s receipt of Landlord’s Offer Notice, to lease all or a portion of the Available Space in accordance with the provisions contained in Landlord’s Offer Notice. As a condition to Tenant’s right of first offer, as of the date Tenant delivers Tenant’s Acceptance Notice to Landlord, there shall be no continuing Event of Default (beyond applicable notice and cure periods) by Tenant under the Lease. Promptly after Tenant provides Landlord with Tenant’s Acceptance Notice for the lease of the Available Space pursuant to the preceding sentence, the parties shall enter into an amendment to the Lease that incorporates the Available Space as part of the Premises. If Tenant elects not to lease all or any portion of the Available Space specified in Landlord’s Offer Notice, the right of first offer shall terminate as to such Available Space and Landlord shall be free to lease the Available Space to any third party; provided, however, the terms and conditions of any lease with the third party are substantially the same as those set forth in Landlord’s Offer Notice. For purposes hereof, the terms offered to a third party shall be deemed to be “substantially the same as those set forth in Landlord’s Offer Notice” if there is no more than a seven percent (7%) reduction in the “bottom line” cost per rentable square foot of the Available Space to the third party when compared with the “bottom line” cost per rentable square foot under Landlord’s Offer Notice, considering the following economic terms in both deals, respectively: (i) base rent, (ii) tenant allowance, (iii) any tenant concessions, including free rent, and (iv) brokerage commissions. If the terms and conditions of any lease with such third party are not substantially the same as those set forth in Landlord’s Offer Notice, Tenant shall have a right of first refusal to lease the Available Space at the price and terms offered to the third party.

7.          Extension Option. Tenant shall have the option to renew the Lease for one (1) additional period of five (5) years (the “Extension Period”). The option to extend the term of the Lease under the preceding sentence shall be exercised by written notice from Tenant to Landlord no later than twelve (12) months prior to the expiration of the Term; provided that, as of the date of such notice and as of such commencement date for the Extension Period: (a) Tenant is not in default under the Lease beyond applicable notice and cure periods, and (b) Tenant is then leasing and occupying either (i) the entire Suite 100 Building A Premises, or (ii) the entire Suite 150 Building A Premises. The Base Rent for the Extension Period shall be the amount determined in accordance with Exhibit C, attached hereto. All other terms and conditions of the Lease shall remain in full force and effect during the Extension Period.

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8.          Parking. From and after the Commencement Date, Tenant shall have the right to use four (4) unreserved self-park spaces per 1,000 rentable square feet of the Premises for a total of three hundred two (302) parking spaces in the Building’s common parking facilities (“Allocated Parking Spaces”), twenty-four hours a day, seven days a week (subject to Landlord’s repair and maintenance obligations under the Lease and to Force Majeure), upon such terms and conditions as may from time to time be reasonably established by Landlord. Commencing on the first day of the first calendar month after the Commencement Date and on the first (1st) day of each calendar month during the Term thereafter, Tenant shall pay an initial charge of Fifty Dollars ($50.00) per month for each Allocated Parking Space used by Tenant in the immediately preceding month (the “Parking Charge”), and such Parking Charge, which shall be payable in arrears, shall be considered additional Rent for all purposes under this Lease. Commencing on the first anniversary of the Commencement Date and on each anniversary of the Commencement Date for the remainder of the Term, the Parking Charge shall increase by three percent (3%) of the amount paid as the Parking Charge for the immediately preceding year. Tenant shall not use in excess of the number of parking spaces for which it is paying the Parking Charge, and Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right, in its reasonable discretion, to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants; provided Landlord shall not reduce the number of Allocated Parking Spaces to which Tenant is entitled, and provided, further that Landlord shall not implement a valet system without providing Tenant with prior written notice thereof. Landlord shall not be liable to Tenant, nor shall the Lease be affected, if any parking is impaired by moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any Governmental Authority or by fire or other casualty. Upon Landlord’s request, Tenant shall provide Landlord with written notice of the names of each party to whom Tenant from time to time distributes Tenant’s parking rights hereunder (all of whom must be employees, temporary employees, independent contractors, partners, members, or shareholders, as applicable, of Tenant or any permitted subtenant under the Lease), and upon Landlord’s request, Tenant shall cause each such party to execute Landlord’s standard contract and waiver form for use of the parking facilities. If the Parking Charge is not paid when due, and such failure continues for thirty (30) days after written notice thereof to Tenant, then Landlord may terminate Tenant’s rights under this Section 8 as to the number of parking spaces for which the Parking Charge has not been paid in full until such time as the Parking Charge has been paid in full. The parking rights in this Section 8 are personal to the Tenant and any permitted subtenants, assignees or Affiliates and shall not inure to the benefit of any other party. For the avoidance of doubt, from and after the Commencement Date, all references to the parking rights or spaces offered to Tenant or charges payable by Tenant in connection therewith under Section 28 of the Original Lease and all amendments to the Original Lease shall be deleted in their entirety and of no further force and effect. For purposes of this Amendment, “Governmental Authority” shall mean the United States of America, the state in which Building A is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency with jurisdiction and any board, agency or authority associated with any such governmental entity. Notwithstanding the above, Tenant shall continue to have the right to use unlimited parking spaces beyond the Allocated Parking Spaces (the “Additional Parking Spaces”) until such time as Landlord determines, in its sole discretion, that Tenant shall not be permitted to use such Additional Parking Spaces, and provides Tenant with written notice thereof. Tenant shall be required to pay Landlord the Parking Charge for any Additional Parking Spaces used by Tenant in the same manner as required for the Allocated Parking Spaces. Tenant shall not be required to use all of the Allocated Parking Spaces and Tenant shall only be charged for the number of Allocated Parking Spaces actually used by Tenant in any month which shall be tracked by Landlord and Tenant on a monthly basis. Landlord shall deliver a monthly invoice detailing the Parking Charges and the number of parking spaces utilized by Tenant for the prior month. Tenant shall have the right to request supporting documentation to confirm the Parking Charge owed by Tenant and to perform a review of Landlord’s records with respect to Parking Charges. If the review indicates that Tenant has rented fewer parking spaces than Tenant has paid Parking Charges for in any given month, Tenant shall receive a credit for any such overpayment within thirty (30) days. Conversely, if the review indicates that Tenant has rented more parking spaces than Tenant has paid Parking Charges for in any given month, Tenant shall pay any such deficiency within thirty (30) days thereafter.

9.          Access Laws.

a.           Pursuant to California Civil Code Section 1938, Landlord hereby discloses to Tenant that the Premises, (as defined herein), have not been inspected by a Certified Access Specialist. For purposes hereof, “Access Laws” shall mean the Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing. For purposes of this Amendment, “Governmental Requirement” shall mean any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Authority as now or later amended, promulgated or issued and all current or future final orders, judgments or decrees of any court with jurisdiction interpreting or enforcing any of the foregoing.

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b.           Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around Building A which may constitute a violation of any Access Laws, or (b) any threatened or actual lien, action or notice that Building A is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under the Lease, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

c.           Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior written approval of the Landlord.

d.           Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any alterations, additions and/or improvements to the Premises that might impact accessibility to the Premises or Building A under any Access Laws. Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations, additions and/or improvements to the Premises that might impact accessibility to the Premises or Building A under any Access Laws.

e.           The provisions of this Section 9 shall supersede any other provisions in the Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.

10.         HVAC Work. Landlord agrees that it shall rebalance the HVAC units in the Suite 100 Building A Premises and the Suite 150 Building A Premises and perform any repairs as a result of such rebalancing (the “HVAC Work”). The HVAC Work shall be performed during non-business hours and shall be completed no later than August 1, 2015.

11.         Tenant Rights to Common Areas. Subject to availability thereof and all of Tenant’s rights and obligations under the Lease, Tenant shall have the ongoing non-exclusive right to use the lobby and courtyard of Building A for hosting special events subject to Landlord’s prior written consent thereto. Landlord shall respond to Tenant’s written request to use the lobby and courtyard of Building A for such events within five (5) business days and Landlord’s failure to respond within such time period shall be deemed Landlord’s consent thereto.

12.         Authority. Tenant represents and warrants that all necessary corporate actions have been duly taken to permit Tenant to enter into this Amendment and that the person signing this Amendment on behalf of Tenant has been duly authorized and instructed to execute this Amendment. Landlord represents and warrants that all necessary company actions have been duly taken to permit Landlord to enter into this Amendment and that the person signing this Amendment on behalf of Landlord has been duly authorized and instructed to sign this Amendment.

13.         Brokers. Each of Landlord and Tenant warrants and represents that it has dealt with no real estate broker in connection with this Amendment other than Colliers International (“Brokers”) and that no broker is entitled to any commission on account of this Amendment (other than Brokers). The party who breaches this warranty shall defend, hold harmless and indemnify the other from any loss, cost, damage or expense, including reasonable attorneys’ fees, arising from the breach. Landlord is solely responsible for paying the commission of the Brokers in accordance with a separate agreement.

14.         Ratification. Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect.

15.         Entire Agreement. This Amendment constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof (other than the Lease, as amended hereby) and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

16.         Counterparts. This Amendment may be executed in counterparts, which together shall constitute one agreement. For purposes of determining the enforceability of this Amendment, facsimile or PDF signatures shall be deemed originals.

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17.         Rule of Construction. The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Amendment, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment or any exhibits hereto.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date.

Designated Address for Landlord:

Hollis Street Investors II LLC

c/o Bentall Kennedy (U.S.) Limited Partnership

Attn: Dir. of Asset Management

1215 Fourth Avenue, Suite 2400

Seattle, WA 98161

Facsimile: 206-682-4769

and to:

Hollis Street Investors II LLC

c/o Bentall Kennedy (U.S.) Limited Partnership

Attn: Dir. of Asset Management

7315 Wisconsin Ave., Ste. 350 West

Bethesda, MD 20814

Facsimile: 301-656-9339

and to:

MEPT Edgemoor REIT, LLC

c/o NewTower Trust Company

Attn: President

3 Bethesda Metro Center, Suite 1600

Bethesda, MD 20814

Facsimile: 240-235-9961

Designated Address for Tenant:

Leapfrog Enterprises, Inc.

Attn: Director of Real Estate and Facilities

6401 Hollis Street

Emeryville, CA 94608

With a copy to:

Leapfrog Enterprises, Inc.

Attn: General Counsel

6401 Hollis Street

Emeryville, CA 94608

LANDLORD:

Hollis Street Investors II LLC, a Delaware limited liability company

By:	Hollis Street Investors, L.L.C, a Delaware limited liability company, its Sole Member

	By:	MEPT Hollis Street LLC, a Delaware limited liability company, its Manager

		By:	MEPT Edgemoor REIT LLC, a Delaware limited liability company, its Manager

			By:	Bentall Kennedy (U.S.) Limited Partnership, its Authorized Signatory

				By:	Bentall Kennedy (U.S.) G.P. LLC, its General Partner

					By:	/s/ Bruce Tuesley
					Name:	Bruce Tuesley
					Its:	Vice President

					By:	/s/ Mark D. Reinikka
					Name:	Mark D. Reinikka
					Its:	Senior Vice President
May 29, 2015

TENANT:

Leapfrog Enterprises, Inc., a Delaware corporation

By:	/s/ Raymond L. Arthur
Name:	Raymond L. Arthur
Its:	CFO

Exhibit A

DEPICTION OF SURRENDERED SUITE 125 SPACE

Exhibit B

DEPICTION OF REDUCED SUITE 125 SPACE

Exhibit C

Rent Determination in Extension PERIOD

1.          Tenant shall have the option to extend the Term for the Extension Period. Base Rent for the Extension Period shall be one hundred percent (100%) of the then-prevailing market rate for comparable space in the area (“Fair Market Value”) as determined in accordance with this Exhibit C.

2.          In the event Landlord and Tenant are unable to agree upon a mutually acceptable Fair Market Value by the date that is four (4) months prior to the expiration of the Term (the “Fair Market Deadline”), Landlord shall, within fifteen (15) days following the Fair Market Deadline, appoint an appraiser to complete an appraisal of the Fair Market Value within fifteen (15) days after the appointment of Landlord’s appraiser and Landlord shall deliver a copy thereof to Tenant promptly upon receipt by Landlord (“Landlord Appraisal”).

3.        If Tenant delivers notice to Landlord of Tenant’s disapproval of the Landlord Appraisal within five (5) Business Days of Tenant’s receipt of the Landlord Appraisal, then Tenant shall have ten (10) days to select an appraiser to deliver an additional appraisal of the Fair Market Value (the “Tenant Appraisal”). The Tenant Appraisal shall be delivered within fifteen (15) days after the appointment of Tenant’s appraiser and Tenant shall deliver a copy thereof to Landlord promptly upon receipt by Tenant.

4.          If Landlord delivers notice to Tenant of Landlord’s disapproval of the Tenant Appraisal within fifteen (15) Business Days of Landlord’s receipt of the Tenant Appraisal, then Landlord and Tenant shall each cause their respective appraisers to jointly select a third appraiser (the “Joint Appraiser”). If the two appraisers fail to select a Joint Appraiser within thirty (30) days following the date that Tenant received Landlord’s notice of disapproval of the Tenant Appraisal, either Landlord or Tenant may petition a court of competent jurisdiction to appoint a third appraiser. The Joint Appraiser shall, within fifteen (15) days of appointment, select either the Landlord Appraisal or the Tenant Appraisal as the Final Appraisal.

5.          Notwithstanding anything to the contrary herein, the Fair Market Value for the Extension Period shall be either (i) the Fair Market Value as expressed in either the Landlord Appraisal or the Tenant Appraisal, if both Landlord and Tenant agree that one of such appraisals properly reflects the Fair Market Value; or (ii) the Fair Market Value reflected in the Final Appraisal, as selected by the Joint Appraiser.

6.          All appraisers appointed hereunder shall be, at the time of their appointment, licensed real estate brokers with at least ten (10) years commercial real estate experience in the East Bay of California. The party whose appraisal the Joint Appraiser did not select shall be responsible for the cost of the Joint Appraiser’s services, otherwise, the cost of the Landlord Appraisal shall be borne by Landlord and the cost of the Tenant Appraisal shall be borne by the Tenant.

7.          In the event that the Fair Market Value of the Premises is not determined in accordance with this Exhibit C by the commencement date for the Extension Period, Tenant shall pay Base Rent to Landlord at the same rates payable for the Premises immediately preceding the commencement date of the Extension Period, and the parties acknowledge and agree that, after the determination of Fair Market Value, the Base Rent shall be (a) the Fair Market Value going forward for the remainder of the Extension Period, and (b) retroactively adjusted such that any overpayment or underpayment of such Base Rent by Tenant to Landlord for the period prior to the determination of Fair Market Value shall be paid within thirty (30) days thereafter.